UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SKYLINE CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	35-1038277
(State of incorporation or organization)	(IRS Employer Identification No.)

2520 By-pass Road

Elkhart, IN 46515

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0277	NYSE MKT LLC.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of listing of the shares of common stock of Skyline Corporation (the “Corporation”), par value $0.0277 per share (the “Common Stock”), from the New York Stock Exchange to the NYSE MKT LLC. On August 9, 2013, the Corporation received approval to have its Common Stock listed on the NYSE MKT market, and anticipates commencement of trading of its Common Stock on the NYSE MKT market on September 5, 2013.

The authorized capital stock of the Corporation consists of 15,000,000 shares of Common Stock, all of one and the same class, with equal and identical rights, privileges, powers, obligations, restrictions and voting rights. Except as otherwise provided by law, every holder of Common Stock has the right, at all meetings of the shareholders, to one vote for each share of stock standing in such shareholder’s name on the books of the corporation. Generally, at any meeting of shareholders, a majority of the shares of the capital stock outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum and the vote required to take action is specified under the Indiana Business Corporation Law (“IBCL”). Certain provisions of the IBCL may have a disparate effect on a holder of Common Stock in certain circumstances based on the number or percentage of the shares of Common Stock held, including IND. CODE § 23-1-42 (The Control Share Acquisitions Statute) or IND. CODE § 23-1-43 (The Business Combinations Statute).

Item 2. Exhibits.

No exhibits are required to be filed as the securities being registered on this form are being registered on an exchange on which no other securities of the Company are registered and are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SKYLINE CORPORATION

Date: August 30, 2013	By:	/s/ Jon S. Pilarski
Jon S. Pilarski
Chief Financial Officer

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